Exhibit 10.7.3
LT.GEN. WM. M. KEYS (USMC RET)
President and CEO
(860) 244-1300 office
(860) 244-1481 facsimile
wkeys@colt.com
August 23 2004
Mr. James R. Battaglini
143 Loomis Drive A1
West Hartford, CT 06107
Re: Termination and Severance
Dear Mr. Battaglini:
The company may terminate your employment for cause upon written notice. The term for cause as used herein shall be defined as (1) you commit any material breach of any of the provisions of the Company’s Policy and Procedures; or (ii) you shall have committed any act of fraud, gross negligence or gross misconduct in the performance of your duties or obligations or shall have committed any criminal act or any crime of moral turpitude; or (iii) you shall have committed any material act of misfeasance, malfeasance, nonfeasance, disloyalty, dishonesty or breach of trust against the Company.
In the event that the Company terminates you for cause, you shall receive no further compensation other than what you may have previously earned in Base Salary but have been paid as of the termination date. In addition, if you are terminated for cause, then any obligation which the Company may have to you regarding severance pay is automatically voided.
In the event the Company terminates you for any reason other than for cause, the Company agrees to pay you Severance Pay equal to up to one year’s base salary, payable on a monthly basis while you are unemployed and actively searching for work.
Sincerely,
/s/ Wm. M. Keys
Wm. M. Keys

April 12, 2005
Award Agreement
James Battaglini, Major General, U.S. Marine Corps (Ret.)
143 Loomis Drive A1
West Hartford, CT 06107
Dear General Battaglini:
The Governing Board of the Colt Defense LLC has the pleasure of awarding you 2,100 common units options pursuant to the Colt Defense LLC 2003 Management Option Incentive Plan (the “Plan”). The options granted to you have an exercise price of $91.00 per unit. Thirty-four percent of such options shall vest immediately, thirty-three percent of such options shall become vested on May 1, 2006; and the remaining thirty-three percent of such options shall become vested on May 1, 2007.

Sincerely,

John P. Rigas

/s/ John P. Rigas Member of the Governing Board
Chairman of the Compensation Committee
Colt Defense LLC
I have received a copy of the Plan. I understand that the options awarded to me are governed by the terms of the Plan and I agree to the above terms of this letter.

/s/ James Battaglini	12 April 2005
Signature	Date